Exhibit 99.1

Republic Bank Announces Annual Meeting Date

Shareholders Will Have Opportunity to Vote on Three Directors for the Company’s Expanded Eight-Person Board

PHILADELPHIA, June 30, 2023 (GLOBE NEWSWIRE) -- Republic First Bancorp, Inc. (NASDAQ: FRBK) (“Republic” or the “Company”), the parent company of Republic First Bank d/b/a Republic Bank (the "Bank"), today announced that its 2022 Annual Meeting of Shareholders (the “Annual Meeting”) will be held on Thursday, October 5, 2023.

The Board of Directors (the “Board”) has set August 11, 2023 as the record date for determining shareholders entitled to receive notice of, and vote at, the Annual Meeting. Shareholders of record are entitled to propose nominees for election to the Board at the Annual Meeting in accordance with the advance notice requirements of the Company’s Amended and Restated Articles of Incorporation (the “Charter”) and Amended and Restated By-Laws (the “By-Laws”). To be considered valid, such notice must comply with the requirements in the Charter, By-Laws and applicable securities laws and be received by the Company before or on July 15, 2023. The date of the Annual Meeting and the deadline for shareholder nominations are consistent with the agreement between the Company and George E. Norcross, III, Gregory B. Braca, Phillip A. Norcross and affiliates (the “Norcross Group”) entered by the Court of Common Pleas of Philadelphia County on April 21, 2023.

The Board intends to expand its size by one director at the Annual Meeting, such that shareholders will have the opportunity this year to vote on three directors on a Board of eight. This addition is part of the Board’s ongoing refreshment process intended to ensure that independent and diverse directors with relevant skills and experience are leading the business forward. As a result, four new directors – constituting 50% of the Board – will have joined the Board since July of 2022.

The Company has previously been prevented from scheduling the Annual Meeting due to legacy issues associated with former management that resulted in delays in the Company filing its fiscal year 2022 financial statements and litigation brought against the Company by the Norcross Group.

Shareholders are not required to take any action at this time. Further information about the Annual Meeting, including the Company’s director nominees, will be presented in the Company’s definitive proxy statement to be filed with the Securities and Exchange Commission (the “SEC”) in due course.

About Republic Bank

Republic Bank is the operating name for Republic First Bank. Republic First Bank is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its 34 offices located in Atlantic, Burlington, Camden, and Gloucester Counties in New Jersey; Bucks, Delaware, Montgomery and Philadelphia Counties in Pennsylvania and New York County in New York. For more information about Republic Bank, please visit myrepublicbank.com.

Forward Looking Statements

This press release, and oral statements made regarding the subjects of this release, contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s estimates, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing the Company’s ability to regain compliance with the Nasdaq listing requirements and future operating results are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance, and are inherently subject to significant uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. You should carefully review the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and other documents the Company files from time to time with the SEC.

Important Additional Information

The Company intends to file a definitive proxy statement and may file a WHITE proxy card with the SEC in connection with the Annual Meeting and, in connection therewith, the Company, certain of its directors and executive officers will be participants in the solicitation of proxies from the Company’s shareholders in connection with such meeting. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. The Company’s definitive proxy statement for the 2021 annual meeting of shareholders contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Information regarding subsequent changes to their holdings of the Company’s securities can be found in the SEC filings on Forms 3, 4, and 5, which are available on the Company’s website at http://investors.myrepublicbank.com/ or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 on file with the SEC. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the Annual Meeting. Shareholders will be able to obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at http://investors.myrepublicbank.com.

Contacts:
Longacre Square Partners
Joe Germani / David Reingold
jgermani@longacresquare.com / dreingold@longacresquare.com